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                              Dated March 15, 2002








                 SATELLITE GOLDFIELDS LIMITED (IN RECEIVERSHIP)
               acting by its Receiver and Manager NII AMANOR DODOO
                                (as the Company)
                                       (1)


                   THE LAW DEBENTURE TRUST CORPORATION P.L.C.
                                 (as Mortgagee)
                                       (2)


                           WEXFORD GOLDFIELDS LIMITED
                                   (as Buyer)
                                       (3)





                    ----------------------------------------

                                    AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                            CERTAIN OF THE ASSETS OF
                          SATELLITE GOLDFIELDS LIMITED

                    ----------------------------------------

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THIS AGREEMENT (this "AGREEMENT") is made on the 15th day of March 2002

(1) SATELLITE GOLDFIELDS LIMITED whose registered office is at 142 Nortei Ababei Loop, Ambassadorial Estates, Roman Ridge, Airport Residential Area, Accra, Ghana (the "COMPANY") acting by its receiver and manager Nii Amanor Dodoo of KPMG Accra, 2nd Floor, Mobil House, Liberia Road, Accra, Ghana (the "RECEIVER");

(2) THE LAW DEBENTURE TRUST CORPORATION P.L.C. of 5th Floor, 100 Wood Street, London EC2V 7EX (the "MORTGAGEE") as mortgagee pursuant to a Debenture dated 28 May 1998 (the "SECURITY") among the Company, Standard Bank London Limited and the Mortgagee (and each of the Company and the Mortgagee being a "SELLER"); and

(3) WEXFORD GOLDFIELDS LIMITED whose registered office is at 142 Nortei Ababei Loop, Ambassadorial Estates, Roman Ridge, Airport Residential Area, Accra, Ghana (the "BUYER").

RECITALS

(A) The Receiver was appointed as receiver and manager of the Secured Property (Receiver) on 30 November 2001 pursuant to the terms of the Security.

(B) The Mortgagee has the power pursuant to the Security and by virtue of an order of the High Court of Ghana made on 4 February 2002 to sell the Secured Property (Mortgagee).

(C) Each Seller has agreed to sell and the Buyer has agreed to purchase whatever right, title and interest such Seller may have in the Assets.

(D) The Buyer is entering into this Agreement having made such inspection and investigation of the Assets as it thinks fit, on the basis of a purchase by the Buyer of the Assets "as is" and in full knowledge and acceptance of the terms and conditions of this Agreement and the Buyer acknowledges that, in particular (but without limitation), the price to be paid for the Assets has been calculated on the acknowledged basis of the terms and conditions of this Agreement and that since the Buyer is contracting with an insolvent company the terms and conditions of this Agreement are reasonable.

1.      INTERPRETATION

1.1 In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

        "APPROVAL" means the granting by the Bank of Ghana of an exchange control approval in respect of each of the matters specified in Schedule 4;

        "ASSET COMPLETION" means completion of the purchase of the Non-Regulated Assets by the Buyer;

        "ASSET COMPLETION DATE" means the date of this Agreement;

        "ASSETS" means:

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        (a)    in respect of the Company, the Secured Property (Receiver); and

        (b)    in respect of the Mortgagee, the Secured Property (Mortgagee),

        except to the extent such assets have not been on or prior to the date of this Agreement been sold to the Buyer but shall not, in each case, include the Excluded Assets (and so that the expression "ASSET" shall mean any of the Assets);

        "BUSINESS" means the operation of the Wassa gold mine carried on by the Company as of the date of cessation of operations at the Mine subject to the Lease;

        "BUSINESS DAY" means any day which in Colorado, England and Ghana is neither a Saturday nor a Sunday nor a bank or other public holiday;

        "CASH ASSETS" means the Debts, all accepted bills or notes, cash in hand or at the bank, the benefit of all outstanding hedging contracts, gold boxed for shipment, in shipment, on hand and in the process of refinement;

        "CIL" means carbon in leach;

        "CIL DATE" means the earlier of:

        (a) the closing of funding (meaning receipt of first disbursement of funds) for the construction of the CIL Development;

        (b)    the recommencement of Commercial Mining at the Mine;

        "CIL DEVELOPMENT" means the development of a CIL project at the Mine for the future processing of the ore produced at the Mine;

        "COMMERCIAL MINING" means production of gold at an annualised rate in excess of 30,000 ounces per annum for more than one month;

        "CONFIDENTIAL INFORMATION" means any information relating to the Business that is not publicly known;

        "COMPANY" is defined in the preamble;

        "COMPANY'S GROUP" means each of the Company, its holding companies, subsidiary undertakings and associated companies and any other subsidiary undertakings of any such holding companies, all of them and each of them as the context admits;

        "CONTRACTS" means the contracts entered into by the Company for the sale of goods and the provision of services by or to the Company in connection with the Business which at the Asset Completion Date remain to be performed in whole or in part by the Company (excluding for the avoidance of doubt, the Lease);

        "DEBTS" means the book and other debts owing to the Company at the Asset Completion Date in connection with the Business and all sums due or which with only the passing of time and the submission of invoices will become due to the Company under the Contracts whether invoiced or not up to and including the Asset Completion Date;



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        "DEFERRED CONSIDERATION" means the sum of $5 million;

        "EMPLOYEES" means all those employees of the Company as at the Asset Completion Date;

        "ESCROW ACCOUNT" means the account in the name of the Buyer opened for the purpose of securing all cash forming part of the Assets and the benefit of all subsequent sums received by the Buyer or the Company in its capacity as the Buyer's Agent following the Asset Completion;

        "EXCLUDED ASSETS" means the Shares, the Contracts and the lease of the Company's office in Accra;

        "FINANCE AGREEMENT" means the loan agreement and security documentation between the Senior Lenders (or any other lenders agreed by the Mortgagee and the Receiver) and the Company in the agreed form;

        "GOLD INVENTORY" means all gold held by the Company on the Asset Completion Date as gold lock up in ore stockpiles and heap leach pads, gold in solution ponds, gold on carbon, gold on cathodes and any other gold on the property not smelted and boxed ready for shipment to the refiner;

        "GOLD PRODUCTION" means the quantity of fine gold in troy ounces originating from the Mine that has been verified and reported on a refining statement for any period;

        "GOODWILL" means the goodwill of the Company in relation to the Business;

        "GOVERNMENT" means the duly constituted government of the Republic of Ghana or any political subdivision thereof, whether central, regional, district or local, or any judicial body, agency or instrumentality of any such government or political subdivision (and is deemed to include, for the purposes of any required approval to be obtained hereunder, the Bank of Ghana);

        "INITIAL ASSET SALE AGREEMENT" means the agreement entered into on March 1st, 2002 between each of the parties hereto for the transfer and sale of certain assets of the Company to the Buyer;

        "INITIAL CONSIDERATION" means the sum of $4 million less the Consideration as defined and payable under the Initial Asset Sale Agreement;

        "INTELLECTUAL PROPERTY RIGHTS" means the rights owned by the Company's Group and used exclusively in connection with the Business and to patents, trade marks, copyrights, designs, know-how and other similar rights (whether or not registered) and any applications for the protection or registration of such rights as at Asset Completion Date;

        "INTERIM ACTIVITIES" means the care and maintenance of the Assets (including for the avoidance of doubt the irrigation of the leach pads at the Mine, the processing and sale of any resultant gold) during the term of the Company's agency under clause 6.6;

        "INVENTORY" means all inventory owned by the Company at the Asset Completion Date;



                                     - 3 -
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        "LEASE" means the lease dated 17 September 1992 between the Government of Ghana and the Company and with the registration number 2033/1994, particulars of which are set out in Schedule 2;

        "LEASE ASSIGNMENT" means the formal instrument of assignment of the Lease in the agreed form between the Buyer and the Mortgagee;

        "LEASE COMPLETION" means completion of the transfer of the Lease by the Mortgagee to the Buyer;

        "LEASE COMPLETION DATE" means the date falling three Business Days after the date upon which:

        (a) the Buyer has served notice in writing confirming that all necessary Government consents have been obtained or procured; and

        (b) the Mortgagee has served notice in writing confirming that all necessary court orders, in each case, required for the transfer of the Lease have been granted or obtained;

        "LOAN NOTE" means the non-interest bearing $15,000,000 loan note due 2999 to be issued by the Buyer;

        "MINE" means the Wassa gold mine, located in South West Ghana on the Wassa shear zone, particulars of which are set out in Schedule 2;

        "MORTGAGEE CONSIDERATION" means the sum of the Initial Consideration and the Deferred Consideration less the Receiver Consideration to be paid to the Mortgagee by the Buyer in respect of the Secured Property (Mortgagee);

        "NON-REGULATED ASSETS" means all of the Assets other than the Leases;

        "PARTIES" means each of the Sellers and the Buyer and "PARTY" shall mean any one of them;

        "RECEIVER CONSIDERATION" means the fair market value of the Secured Property (Receiver) as determined by the Valuer in accordance with Clause 6 and to be paid to the Receiver by the Buyer in respect of the Secured Property (Receiver);

        "RELATED PERSONS" means in relation to any party its holding companies and the subsidiary undertakings from time to time of any such holding companies, all of them and each of them as the context admits;

        "ROYALTY AGREEMENT" means the agreement in the agreed form providing for the payment of royalties by the Buyer to the Mortgagee with regards to all Gold Production at the Mine from the Asset Completion Date;

        "SECURED PROPERTY (MORTGAGEE)" means the property and rights specified in Part B of Schedule 3;

        "SECURED PROPERTY (RECEIVER)" means each of the property and rights specified in Part A of Schedule 3;



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        "SELLERS" means the Company and the Mortgagee and each shall be a
        "SELLER";

        "SENIOR LENDERS" means Standard Bank, Bayerische Hypo-und Vereinsbank AG, Dresdner Bank AG and Fortis Bank NV/SA;

        "SHARES" means 90% of the issued capital of the Buyer;

        "STANDARD BANK" means Standard Bank London Limited;

        "TERMINATION DATE" means the date of termination of the Company's agency specified in a notice served by the Buyer under Clause 7.5(a); and

        "TRANSFERRED CASH" means the sum of $1 to be transferred by the Company to the Buyer as part of the Assets.

        "VALUER" means Ronan Stack of ATS Real Watheralls, 22 Chancery Lane, London WC2A 1LT.

2.      INTERPRETATION

2.1     In this Agreement:

        (a) any reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it, and vice versa, and shall include any rules, regulations or subordinate legislation made under the relevant statute provided however that, as between the Parties, no such amendment or replacement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of any Party;

        (b) a person shall be deemed to be connected or associated with another if that person is an associate of the other within the meaning of Section 435 of the Insolvency Act 1986;

        (c) a document specified to be in the "AGREED FORM" is a reference to that document in the form approved and signed by or on behalf of each Party for the purpose of identification;

        (d) the expressions "ACCOUNTING REFERENCE DATE", "ALLOTMENT", "BODY CORPORATE", "DEBENTURES", "HOLDING COMPANY", "SUBSIDIARY", "SUBSIDIARY UNDERTAKING" and "WHOLLY OWNED SUBSIDIARY" shall have the meaning giving in the Companies Act 1985;

        (e) reference to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

        (f) references to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement;



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        (g)    use of any gender includes the other genders;

        (h) references to a "PERSON" shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

        (i) any reference to a "DAY" (including within the phrase "BUSINESS DAY") shall mean a period of 24 hours running from midnight to midnight;

        (j) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

        (k) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

        (l) a reference to any statute statutory instrument, regulation, bylaw or other requirement of English law or any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to that which most nearly approximates in that jurisdiction to the relevant requirement of English law or English legal term;

        (m) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

        (n) a reference to "$" or "DOLLARS" shall be a reference to the lawful currency of the United States of America.

3.      SALE AND PURCHASE OF THE ASSETS

3.1 The Company shall sell and the Buyer shall purchase such right, title and interest as the Company may have in and to the Secured Property (Receiver) with effect from the Asset Completion Date.

3.2 The Mortgagee shall sell and the Buyer shall purchase such right, title and interest as the Mortgagee may have in the Secured Property (Mortgagee) with effect from the Lease Completion Date.

3.3 Subject to the terms of Clause 7.5, as and from the Asset Completion Date, the Buyer shall be responsible for the Interim Activities and the Sellers shall have no liability in respect thereof other than such liability as may arise pursuant to the terms of Clause 7.5 and, save as expressly provided in this Agreement, the Buyer shall pay all monies, taxes, rent, expenses and outgoings accruing or incurred in connection with the Interim Activities. For the avoidance of doubt nothing in this Agreement shall impose any liability upon the Buyer for any liability of either Seller existing prior to the Asset Completion Date.



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4.      CONSIDERATION PAYABLE BY THE BUYER

4.1     The consideration for the Assets shall be the sum of:

        (a) the Initial Consideration payable in accordance with Clause 4.2, which shall be satisfied in cash;

        (b) the Deferred Consideration payable on the CIL Date, which shall be satisfied in cash;

        (c) the issue by the Buyer to the Company of the Loan Note, which shall be issued on the date specified under Clause 4.2; and

        (d) the obligations of the Buyer under the Royalty Agreement, which shall be entered into on the date hereof.

4.2 Subject to Clause 6, the Initial Consideration shall be paid and the Buyer shall issue the Loan Note to the Mortgagee on:

               (a) that day falling three calendar months after the date of this Agreement; or

               (b) such earlier date as the Buyer may in its absolute discretion determine;

        PROVIDED THAT such date shall not in any case be on or before the day on which the Approval has been granted.

4.3 All sums payable by cash to the Mortgagee shall be paid by CHAPS transfer to such account of the Mortgagee as the Mortgagee has notified in writing is to be used for the purpose of such payment and shall be paid without deduction, withholding, set-off or counterclaim whatsoever.

4.4 All sums payable by cash to the Company shall be paid by CHAPS transfer to such account of the Company as the Receiver has notified in writing is to be used for the purpose of such payment and shall be paid without deduction, withholding, set-off or counterclaim whatsoever.

4.5 If any payment falls due on a day which is not a Business Day, payment shall be made on the following Business Day.

4.6 All sums payable under this Agreement shall be paid without deduction, withholding, set-off or counterclaim whatsoever.

4.7 The Mortgagee undertakes that it shall enter into such subordination arrangements with respect to the Loan Note and this Agreement as the lenders party to the Finance Agreement may at any time require.

5.      COMPLETION

5.1 The Asset Completion shall take place on the Asset Completion Date at the offices of Bentsi Enchill & Letsa.



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5.2     At the Asset Completion the Buyer shall deliver to the Mortgagee:

        (a)    the Loan Note;

        (b) evidence in a form satisfactory to the Sellers that the Government of the Republic of Ghana holds not less than a 10% shareholding in the equity of the Buyer;

        (c)    an executed copy of the Royalty Agreement; and

        (d)    an executed copy of the Finance Agreement.

5.3 On the Asset Completion Date and upon receipt of each of the documents referred to under Clause 5.2, the Company and the Receiver shall deliver or give possession of the Secured Property(Receiver) to the Buyer, together with a certified copy of the instrument of appointment of the Receiver.

6.      VALUATION OF THE CONSIDERATION

6.1 The Receiver and the Buyer shall procure that the Valuer shall prepare and deliver to the Receiver and the Buyer for review a draft valuation of the fair market value of the Secured Property (Receiver) as at the date hereof as soon as practicable following execution of this Agreement and in any case within the period of 30 business days thereafter (the "DRAFT VALUATION CERTIFICATE");

6.2 The Receiver and the Buyer shall be entitled to examine all the working papers and other data and records relating to the preparation of the Draft Valuation Certificate with a view to satisfying themselves that it has been duly prepared in accordance with this Agreement. Each of the Receiver and the Buyer shall then within ten Business Days following the Draft Valuation Certificate either:-

        6.2.1 confirm in writing to the other parties to this Agreement that it agrees that the Draft Valuation Certificate has been duly prepared and determined in accordance with this Agreement; or

        6.2.2 give notice in writing to the other parties to this Agreement why it is unable so to confirm.

6.3 If the Receiver or the Buyer fail to so confirm or to give such notice in accordance with Clause 6.2, the Draft Valuation Certificate shall be conclusively deemed to have been accepted and agreed by the relevant party.

6.4 If the Receiver or the Buyer gives notice in accordance with Clause 6.2.2, the Valuer shall give consideration to the reasons which have been submitted in any such notice, (the "SUBMISSIONS") and shall determine the Draft Valuation Certificate finally within the period of 14 Business Days of the expiry of the period specified under Clause 6.2. In making such determination the Valuer shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The parties shall procure that the Valuer is allowed access to such working



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        papers and other data and records as he may reasonably request for the purposes of making such determination.

7.      THE MINE

7.1 The Buyer shall be responsible for procuring all necessary third party, Government or other regulatory consents required by the Buyer for the formal assignment of the Lease and in order to be permitted to operate the Mine following the Lease Completion Date. The Company shall use its reasonable endeavours to assist the Buyer in procuring the assignment of the Lease including taking all reasonable steps necessary to procure any order of the High Court of Ghana that is required to permit the transfer of the Assets and the Lease as contemplated by the terms of this Agreement.

7.2 Upon obtaining all necessary consents for the assignment of the Lease, the Buyer shall serve notice in writing of this fact upon the Sellers.

7.3 The Lease Completion shall occur on the Lease Completion Date at the offices of Bentsi Enchill & Letsa. At the Lease Completion the Buyer shall:

        (a) deliver evidence satisfactory to the Sellers of the procurement of each of the Government consents required for the transfer of the Lease;

        (b) pay the Initial Consideration in the manner prescribed by Clause 4.3; and

        (c)    deliver an executed copy of the Lease Assignment.

7.4 On the Lease Completion Date, and upon receipt of the documents referred to under Clause 7.3, the Mortgagee shall deliver an executed copy of the Lease Assignment and deliver or give possession of the Secured Property (Mortgagee) owned by it to the Buyer, together with a certified copy of the order of the High Court of Ghana made on 4 February 2002 authorising sale of the Secured Property (Mortgage).

7.5     As and from the Asset Completion Date:

        (a) the Parties agree that the Company shall continue to carry out the Interim Activities on behalf of the Buyer as the agent of the Buyer. The Buyer shall be entitled to terminate the agency of the Company at any time by delivery of notice in writing. The Buyer shall indemnify the Company with respect to the costs, expenses and outgoings incurred by the Company in respect of the carrying out of the Interim Activities during the term of the Company's agency under this Clause 7.5(a) and

        (b) the Buyer shall deposit all cash sums forming part of the Assets and all further cash sums received by the Buyer, or by the Company as agent for the Buyer, in connection with the Cash Assets or the carrying out the Interim Activities in the Escrow Account. The Buyer shall be entitled to draw from the Escrow Account and pay to the Company any sum necessary to meet its obligation to indemnify the Company pursuant to Clause 7.5(a).

7.6 All necessary apportionments in relation to the costs, expenses and outgoings incurred by either Seller in respect of the operation of the Business and the Mine prior to the



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        Asset Completion Date will be made with effect as from the Asset
        Completion Date on a normal accounting basis and any sums due by one Party to any other in respect of any such apportionment shall be paid immediately as and when the same shall be ascertained.

7.7 In consideration of the Company acting as the Buyer's agent as specified under Clause 7.5, on the Termination Date the Buyer shall pay a fee to the Company equal to the value of the Cash Assets held by the Buyer on the Termination Date, less the sum total of all liability for interest, expenses and other indemnities of the Buyer under the Finance Agreement (or any loan agreement entered into pursuant thereto or in connection therewith) on that date (provided that such fee shall not, for the avoidance of doubt, be less than zero), by the release of all monies held by the Buyer in the Escrow Account, or in the case of any Cash Asset not constituted by cash causing that Asset to be delivered or formally assigned to the Mortgagee.

7.8 The Company shall be entitled to attempt to sell the Excess Inventory during the period between the Asset Completion Date and the Termination Date. During such period the Company and the Buyer agree that the Buyer shall have a right of first refusal in respect of any of the Excess Inventory for which the Company has identified a third party purchaser and a sale price. To the extent that the Company continues to beneficially own any of the Excess Inventory on the Termination Date, the Company agrees to transfer such Excess Inventory to the Buyer in consideration of the payment in cash of the sum of $1.

8.      THIRD PARTY ITEMS AND RETENTION OF TITLE

8.1 The Buyer hereby acknowledges that it may be given possession of certain assets pursuant to the terms of this Agreement which are subsequently found by the Buyer not to be beneficially owned by either Seller. In respect of such assets, the Buyer undertakes that it will not hold itself out following discovery of such fact as the owner of such assets nor sell, offer for sale, assign, discharge, pledge, create or permit the creation of a lien on or otherwise deal with such assets and that it will keep such assets in its possession and in as good repair and condition they were in when such claim or fact came to its notice. The Buyer further undertakes that it will deliver possession of such assets to the Company (acting by the Receiver) or the owners of such assets forthwith on demand and the Buyer agrees to indemnify and keep each Seller and the Receiver fully and effectively indemnified against all claims, costs, demands, liabilities, actions and expenses of whatsoever nature and howsoever arising in connection with any breach by the Buyer of its obligations under this Clause.

8.2 If any of the assets which are subject to the terms and conditions of this Agreement are effected by any claim for a lien, charge or retention of title arising by reason of the conditions of sale and purchase under which the Company agreed or purported to purchase the same and such claim(s) are advised to be valid by either Seller's solicitors, then, upon such Seller or the Receiver communicating such advice to the Buyer, the Buyer shall, at its option, either:

        (a) discharge such claim forthwith by paying the relevant person therefore; or

        (b) deliver the assets (which are the subject of such claim) forthwith to the relevant person,



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        and shall, in any event, indemnify and keep each of the Sellers and the
        Receiver fully and effectively indemnified against all claims, costs, demands, liabilities, actions and expenses of whatsoever nature and howsoever arising in connection with any breach by the Buyer of its obligations under this Clause. It is agreed, for the avoidance of doubt, that in no event shall the Buyer have any right to a refund in respect of any item affected by this Clause nor any right of rescission.

9.      EMPLOYEES

9.1 The Company and the Buyer hereby agree and acknowledge that the contracts of employment of the Employees shall neither transfer to the Buyer nor be terminated by the sale and purchase of the Assets hereunder but shall continue until terminated by the Company at its sole discretion.

9.2 The Company will indemnify and keep the Buyer fully and effectively indemnified against all claims, costs, demands, liabilities, actions and expenses of whatsoever nature and howsoever arising in connection with any claim for or in respect of wrongful or unfair dismissal or redundancy or otherwise in respect of the employment of the Employees by the Company.

10.     GOODWILL

        Subject to Clause 7.5, the Buyer acknowledges that the name "WASSA" and the rights therein (including without prejudice to the generality of the foregoing the right to use the name "WASSA" in relation to the Business and the Contracts) is not the property of either Seller and that accordingly any use of the name "WASSA" by the Buyer shall be at the Buyer's own risk. Notwithstanding the foregoing provisions of this Clause 10 the Sellers shall not after the Termination Date use the name "WASSA" in connection with the carrying on of any business.

11.     EXCLUSION OF WARRANTIES

11.1 Save for the provisions of Clause 11.6, all other representations, warranties and conditions, express or implied and whether statutory or otherwise are expressly excluded (including without limitation, warranties and covenants for or as to title of the Assets, freedom from encumbrances, quiet possession, further assurance, satisfactory quality, fitness or purchase and description) in relation to the sale of the Assets hereunder. It is agreed by the Buyer that the provisions of this Agreement are fair and reasonable in the context of a sale of the business and assets of an insolvent company and particularly having regard to the following matters, namely:

        (a) that the Company, the Receiver and the Mortgagee have specifically informed the Buyer that the Buyer must rely absolutely on its own opinion and/or that of its professional advisers concerning the Business, the Assets, the Mine and the Lease and the quality, state and condition of the same, their fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination (which could render it inappropriate that they should be described as they are in fact described in this Agreement) or the reasons that the Buyer has or should have for purchasing the Business, the Mine, the Lease and the Assets and the use to which the Buyer intends or should intend to put them;

        (b) that the Buyer has, and has informed the Company, the Receiver and the Mortgagee that they have, skilled professional advice available to it concerning the Business and the Assets and the matters referred to in sub-clause 11.1(a) above, that it is on the basis of this advice that the Buyer has agreed to purchase the Business, the Mine, the Lease and the Assets on an "as is" basis for a consideration calculated to take into account (inter alia) the risk to the Buyer represented by this Agreement, the Company, the Mortgagee and the Receiver making it clear that on any other basis they would not have agreed to sell the same except for a much higher consideration;

        (c) that the Buyer and its professional advisers have been given every opportunity it or they may wish to examine and inspect the Mine and all or any of the Assets and all or any books, records and documents relating thereto; and

        (d) that the Company is insolvent and faces the constraints of selling necessarily imposed on it in those circumstances; and

        (e)    that the knowledge of the Assets available to:

               (i)    the Receiver and its partners, staff and advisers; and

               (ii) the Mortgagee and its staff, agents and advisers, is in each case, necessarily limited.

11.2 The Buyer acknowledges, for the avoidance of doubt, that if it shall be found that the either Seller does not have title or unencumbered title to any or all of the Assets this shall not be a ground for rescinding, avoiding or varying any or all of the provisions hereof or for the recovery of any or all of the consideration paid by the Buyer hereunder.

11.3 The exclusion of liability set out in this clause shall arise and continue notwithstanding the termination of the agency of the Receiver before or after the signing of this Agreement and shall operate in favour of each of the Receiver and the Mortgagee as waivers of any claims in tort as well as under the law of contract and such exclusions shall be in addition to and not in substitution for and notwithstanding any right of indemnity or relief otherwise available to either Seller and/or the Receiver.

11.4 The Buyer accepts and agrees that it shall be its responsibility and at its expense to apply for and obtain all necessary or appropriate licences, protection orders, legally required consents, permits and rights to use or have the benefit of the Assets and the Buyer undertakes to indemnify and keep each Seller and the Receiver fully and effectively indemnified against all claims, costs, demands, liabilities, actions and expenses of whatsoever nature and howsoever arising by reason of any infringement of any third party rights in the course of the use of the Assets by the Buyer in breach of any duty or requirement of whatever kind or howsoever and whenever arising.

11.5 Nothing in this Agreement shall operate to restrict or affect in any way any right of the Receiver to an indemnity or to a lien whether under
        Section 44 or Section 234 of the Insolvency Act 1988 or otherwise howsoever

11.6 The Receiver is entering into and signing this Agreement as agent for the Company and (subject only to the provisions of Clause 12 and any breach thereof) shall incur no personal liability whatsoever in respect of any matter referred to in this Agreement and, without prejudice to the generality of the foregoing, in respect of any of the obligations undertaken by either Seller or in respect of any failure on the part either Seller to observe, perform or comply with any such obligations or in relation to any associated arrangements or negotiations whether such liability would arise under Section 44 of the Insolvency Act 1986 or otherwise howsoever.

11.7    For the avoidance of doubt:

        (a) the exclusions and limitations in Schedule 1 shall also apply to this Agreement;

        (b) the liability and obligations of each of the Sellers under this Agreement shall be several only in their nature; and

        (c) in no circumstances shall the liability of the Receiver or the Mortgagee arising out of or in connection with this Agreement exceed the consideration paid by the Buyer for the Secured Property (Receiver) in the case of the Receiver and for the Secured Property (Mortgagee) in the case of the Mortgagee.

12.     BOOKS AND RECORDS

        Title to the books, documents, files and records of either Seller is not the subject of any sale or assignment to the Buyer hereunder. For a period of 18 months from the Asset Completion Date or until such time as the Company goes into liquidation or, if earlier, at all reasonable times during usual business hours on prior reasonable written notice having been given by the Buyer to the Company, the Receiver or any subsequently appointed liquidator, the Buyer shall be given reasonable access by the Company to such records and documents relating to the Business as the Buyer may reasonably require for inspection and use by the Buyer. During such period the Buyer shall be entitled to take and retain such copies and compile such extracts from such records at its own expense as it may reasonably require in order to properly carry on the Business following the Asset Completion Date and subject to honouring any applicable confidentiality obligations. The Company and the Receiver undertake not to destroy any books, documents, files and records of either Seller without first giving 30 days notice in writing to the Buyer of their intention to do so.

13.     CONFIDENTIAL INFORMATION

13.1 The Company shall not and shall procure that no other member of the Company's Group shall use or disclose to any person any Confidential Information.

13.2    Clause 13.1 does not apply to:

        (a) disclosure of Confidential Information to or at the written request of the Buyer;

        (b) use or disclosure of Confidential Information required to be disclosed by law, the Dublin Stock Exchange, the rules or standards of the London Stock

               Exchange, the listing rules of the UK Listing Authority or any other regulatory body;

        (c) disclosure of Confidential Information to professional advisers for the purpose of advising the Company or the Receiver; or

        (d) Confidential Information which is in the public domain other than by the Company's breach of Clause 13.1.

14.     ANNOUNCEMENTS

14.1 No Party shall disclose the making of this Agreement nor its terms nor any other agreement referred to in this Agreement (except those matters set out in the press release in the agreed form) unless agreed in writing by the other Parties (such agreement not to be unreasonably withheld) and each Party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other Parties unless disclosure is:

        (a)    to its professional advisers; or

        (b)    required by law; or

        (c) required by the rules or standards of the London Stock Exchange, the Dublin Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body and disclosure shall then only be made by that Party:

               (i) after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement and provided that any such announcement shall be made only after notice to the other Parties; and

               (ii) to the person or persons and in the manner required by law or the rules of the Dublin Stock Exchange, the London Stock Exchange or the UK Listing Authority or such other regulatory body or as otherwise agreed between the Parties.

14.2 The restrictions contained in Clause 14.1 shall apply without limit of time.

15.     ASSIGNMENT

15.1 This Agreement is personal to the Parties and accordingly, subject to Clauses 15.2 to 15.4, the Buyer may not without the prior written consent of the Sellers assign, transfer or declare a trust of the benefit of all or any of the Buyer's obligations nor any benefit arising under this Agreement.

15.2 Following Completion, the Buyer shall be entitled to charge and/or assign the benefit of all (but not part) of its rights under this agreement (the "RIGHTS") (in each case by way of security) to a bank or financial institution that provides facilities to the Buyer or acts as facility agent and security trustee or security agent by way of security for the indebtedness of the Buyer incurred in connection with the acquisition of the

        Business and Assets (provided always that the Buyer shall procure that the Rights may not be further charged or assigned to any third party except pursuant to Clause 15.3 below).

15.3 The person to whom the Rights have been charged or assigned in accordance with Clause 15.2 above or any administrative receiver appointed by it or other person appointed to enforce any such security may charge or assign all but not part of the Rights to any third party for the purpose of or in connection with such enforcement.

15.4 The Company has charged and/or assigned the benefit of all of its rights (but none of its obligations) under this Agreement, the Loan Note and the Royalty Agreement to the Mortgagee and the Buyer hereby acknowledges and consents such charge and assignment.

16.     COSTS

        Unless expressly otherwise provided in this Agreement each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses in connection with the sale and purchase of the Assets.

17.     EFFECT OF COMPLETION

        The terms of this Agreement (insofar as not performed at the Asset Completion Date and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding the Asset Completion.

18.     FURTHER ASSURANCES

        Following the Asset Completion Date, each Seller shall, at the sole expense of the Buyer and subject to the provisions of this Agreement, execute such further assurances and do such further acts and things (insofar as it may be reasonably able and empowered so to do) as shall be reasonably necessary for the purpose of transferring to the Buyer all of such Seller's right, title and interest in and to the Assets provided that this shall not oblige such Seller to become a party to any litigation or arbitration proceedings and provided further that no document executed pursuant to this Clause shall confer or have the effect of conferring on the Buyer any additional right or rights not conferred by this Agreement against such Seller. The obligations of each Seller under this Clause shall cease six months from the Asset Completion Date.

19.     ENTIRE AGREEMENT

        This Agreement (including all documents to be executed pursuant to this Agreement) contain the whole agreement between the Parties relating to the subject matter of this Agreement and no variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

20.     WAIVER

20.1 A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

20.2 No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.     INVALIDITY

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

        (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

        (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

        shall not be affected or impaired in any way.

22.     NOTICES

22.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post:

        In the case of the Buyer to:         Wexford Goldfields Limited
                                             c/ Bentsi-Enchill & Letsa
                                             1st Floor Teachers' Hall Annex
                                             Education Loop (Off Barnes Road),
                                             Accra
                                             P.O. Box 1632, Accra, Ghana

        Fax:                                 00 233 21 226 129
        Attention:                           Company Secretary

        In the case of the Company to:       Satellite Goldfields Limited
                                             142 Nortei Ababei Loop
                                             Ambassadorial Estates
                                             Roman Ridge, Airport Residential
                                             Area
                                             Accra, Ghana
        Tel:                                 00 233 21 762 305
        Attention:                           Company Secretary

        In the case of the Receiver to:      KPMG Accra

                                             2nd Floor, Mobil House
                                             Liberia Road
                                             Accra, Ghana
        Fax:                                 00 592 2 278 824
        Attention:                           Nii Amanor Dodoo

        In the case of the Mortgagee to:     The Law Debenture Trust Corporation
                                             p.l.c.
                                             5th Floor
                                             100 Wood Street
                                             London EC2V 7EX
        Fax:                                 00 44 (0)207 606 0643
        Attention:                           Trudi Elkington-Poole

        and shall be deemed to have been duly given or made as follows:

        (a) if personally delivered, upon delivery at the address of the relevant Party;

        (b) if sent by first class post to an address within Ghana, ten Business Days after the date of posting;

        (c) if sent by first class post to an address outside Ghana, two Business Days after the date of posting;

        (d) if sent by air mail, five Business Days after the date of posting; and

        (e)    if sent by fax, when despatched;

        provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

22.2 A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of Clause 22.1 provided that such notification shall only be effective:

        (a) on the date specified in the notification as the date on which the change is to take place; or

        (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

23.     THIRD PARTY RIGHTS

        The terms of this Agreement may be enforced only by a Party to it and shall not create any rights in favour of any third parties whether under the Contracts (Rights of Third

        Parties) Act 1999 or otherwise save and except for those granted to the Receiver, the Senior Lenders or the Mortgagee. Notwithstanding any provision of this Agreement, the Parties do not require the consent of any third party to rescind or vary this Agreement at any time.

24.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

25.     GOVERNING LAW AND JURISDICTION

25.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall, except to the extent otherwise agreed by the Parties in writing, be governed by and construed in accordance with English law

25.2    Except to the extent otherwise agreed by the Parties in writing:

        (a) the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE");

        (b) the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary;

        (c) each Party irrevocably waives any objection which it may have now or hereafter to proceedings being brought in the courts of England, and any claim that proceedings have been brought in an inconvenient forum. Each Party further irrevocably agrees that a judgment in any proceedings in the courts of England shall be conclusive and binding upon each Party and may be enforced in the courts of any other jurisdiction.

25.3 Without prejudice to any other mode of service allowed under any relevant law, the Buyer and the Company:

        (a) each irrevocably appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX respectively as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

        (b) each agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

        If the appointment of a person mentioned in this Clause 25.3 ceases to be effective, the relevant Party shall immediately appoint another person in England as its agent for service of process in relation to any proceeding before the English courts in connection with this Agreement. If the relevant Party fails to do so (and such failure continues for a period of not less than 15 Business Days), the other Party shall be entitled to appoint such a person by notice to the relevant Party.

IN WITNESS whereof this Agreement has been executed on the date first above written.

                                   SCHEDULE 1

                                   EXCLUSIONS

1. The interest in the Assets which either Seller sells and the Buyer buys is such right, title and interest as such Seller may have at the commencement of business on the date hereof.

2. Save as expressly provided in this Agreement the Assets are sold in their present state and condition, and whereabouts, and subject to all faults and to any extant lien, distraint, execution or detention, or claims of third parties over them or in respect of their use the cost of discharging or compromising any or all of which shall be for the account of the Buyer. The Buyer accepts that it has had opportunity to inspect the Mine and the Assets, as have its advisers, and the Buyer acknowledges and agrees that it has satisfied itself as to the state and condition, and whereabouts of the Assets and as to their fitness for such purpose or purposes as the Buyer may intend to use them, and as to their correspondence with any description given or to be implied. The Mine and the Assets are acquired by the Buyer on the basis that it is deemed to be aware for all purposes of the presence of any buildings or structure thereon, and of the presence, position or absence of drains, services, cables, sewers, tanks, tunnels, wayleaves, easements, quasi-easements, rights of light and way and any obligation to give vacant possession is modified accordingly.

3. It is accepted that no reliance has been placed in regard to the matters referred to in Clause 10.1 of the Agreement on any statement, or silence, of the Company, the Mortgagee, the Receiver or of any of their respective employees, solicitors, advisers, valuers, agents, partners or representatives.

4. Any claim of the Buyer, or of any person claiming through it, against the Company shall not take effect otherwise than as an unsecured claim.

5. The exclusions of liability in this Schedule and this Agreement shall arise and continue notwithstanding the entry into receivership, administration or liquidation of either Seller before or after the signing of this Agreement, and shall operate as waivers of any claims in tort as well as under the law of contract. Such exclusions shall be in addition to, and not in substitution for and notwithstanding any right of indemnity or relief otherwise available to either Seller and/or Receiver. They shall continue as well after as before completion of this Agreement in whole or in part.

6. Save as expressly provided in this Agreement the Buyer accepts and agrees that it shall be its responsibility and at its expense, to apply for and obtain all necessary or appropriate licences and rights to use the Lease and to operate the Mine, and undertakes to indemnify each Seller and the Receiver against any claim by reason of the infringement of any third party's rights in the course of use of the Lease and the Mine by or on behalf of the Buyer.

7. Except as expressly provided in this Agreement, neither Seller nor the Receiver shall not incur any liability to the Buyer by reason of any act or omission, or negligence or default, of any officer or employee, that expression including anyone under a contract for services, as well as of service, of a Seller or the Receiver whose services may be made available to the Buyer on a sub-contract basis from time to time.

8. Save as expressly provided in this Agreement nothing in this Agreement is to require either Seller, the Receiver or the Buyer to discharge in whole or in part any liability of the Company outstanding at the Asset Completion Date.

9. If any of the provisions of this Agreement is held not to be valid but would be valid if part of the wording were deleted or modified, then such provision shall apply with such modification as may be necessary to make it enforceable.

10. Nothing in this Agreement shall, in the absence of an express provision to the contrary herein contained, require either Seller to carry out or continue to carry out any arrangement or contract, whether single or of continuing effect, with third parties and whether in relation to the Mine or any of the Assets or otherwise.

                                   SCHEDULE 2

                             THE LEASE AND THE MINE


A certified copy of the Lease has been delivered to the Buyer including full particulars of the Mine.

                                   SCHEDULE 3

                                     PART A

                           SECURED PROPERTY (RECEIVER)


Each of the moveable items of plant and equipment owned by the Company (but excluding all cash on and/or at bank other than the Transferred Cash), the Intellectual Property Rights, the Gold Inventory, the Cash Assets and each other asset which is a moveable asset for the purposes of the law of Ghana (other than the Excluded Assets) owned by the Company as at the Asset Completion Date.

                                   SCHEDULE 3

                                     PART B

                          SECURED PROPERTY (MORTGAGEE)

All right, title and interest of the Sellers in the Lease and the Mine together with all immovable property for the purposes of the laws of Ghana contained in the Asset Register forming Annexure 1 to this Agreement.

                                   SCHEDULE 4


1. The purchase by Wexford Goldfields Limited of Satellite Goldfields Limited's assets for US$ 9 Million under the terms of this Agreement;

2. The receipt by Wexford Goldfields Limited of disbursements under the Finance Agreement;

3. The repayment by Wexford Goldfields Limited in foreign currency of the principal, interest, fees, costs and charges arising thereunder;

4. The operation and maintenance by Wexford Goldfields Limited of an offshore account to make payments referred to under paragraph 3;

5. The payment by Wexford Goldfields Limited of the royalty payments in US Dollars to Satellite Goldfields Limited under the Royalty Agreement;

6. The general performance by Wexford Goldfields Limited of its obligations under the terms of this Agreement, the Finance Agreement and the Royalty Agreement;

7. The transfer by Satellite Goldfields Limited of its shareholding in Wexford Goldfields Limited to Wasford Holdings Limited ("the Shares");

8.      The purchase by Wasford Holdings Limited of the Loan Note; and

9. The deposit by Wasford Holdings Limited of the certificate in relation to the Shares with Standard Bank London Limited and following an Event of Default (as defined under the Finance Agreement) to transfer the Shares to Standard Bank London Limited or its nominee.

                                         )
SIGNED BY                                )
for and on behalf of SATELLITE           )
GOLDFIELDS LIMITED in the presence of:-  )

SIGNED BY                                )
                                         )
 under power of attorney for and on      )
behalf of WEXFORD GOLDFIELDS LIMITED     )
in the presence of:-

SIGNED BY                                )
for and on behalf of THE LAW DEBENTURE   )
TRUST CORPORATION P.L.C. in the          )
presence of:-                            )

                                   ANNEXURE 1



                                 ASSET REGISTER



                                     - 2 -